Exhibit 5.1

Robson Court, 1000-840 Howe Street
Vancouver, BC, Canada V6Z 2M1
T: 604.687.2242
F: 604.643.1200
www.millerthomson.com

July 8, 2010

United States Securities and Exchange Commission	File: 045106.0001
100 F Street N.E.
Washington, D.C. 20549

Re:                             Kodiak Oil & Gas Corp.

Ladies and Gentlemen:

We have acted as corporate counsel to Kodiak Oil & Gas Corp., a company existing under the laws of the Yukon Territory (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, related to the registration of 8,600,000 common shares of the Company (the “Common Shares”), no par value, issuable pursuant to awards granted under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”).

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the financial statements of the Company, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the Yukon Territory and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Yukon Territory and the federal laws of Canada applicable therein.

Vancouver       Toronto       Calgary       Edmonton       London       Kitchener-Waterloo       Guelph       Markham       Montréal

Affiliations Worldwide

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any relevant agreements thereunder, will be legally and validly issued, fully paid and nonassessable.

Certain partners of Miller Thomson LLP own 15,000 Common Shares in the capital of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Yours truly,

“Miller Thomson LLP”

GCS/sl